UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2017

Date of Report (Date of earliest event reported)

RenovaCare, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30156	98-0384030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

430 Park Ave.

Suite 702

New York, New York 10022

(Address of principal executive offices)

(888) 398-0202

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 11, 2017, RenovaCare, Inc. (the “Company”) entered into stock option agreements (the “Stock Option Agreements”) with each of Thomas Bold, the Company’s President & CEO and Interim CFO, Dr. Kenneth Kirkland, a member of the Company’s Board of Directors (the “Board”) and Joseph Sierchio, a member of the Board, pursuant to which it issued to each an option to purchase up to 75,000 shares (the “Option Shares”) of the Company’s common stock at an exercise price of $4.20 per share, the closing price of the Company’s common stock as quoted on the OTC Markets Group Inc. QB tier on May 11, 2017. Pursuant to the terms of the Stock Option Agreement, 37,500 Option Shares vested immediately on the grant date and the remaining 37,500 Option Shares will vest on May 11, 2018. The Option Shares may be exercised on a “cashless basis” using the formula contained therein and are further subject to the Company’s 2013 Long-Term Incentive Plan.

The foregoing is only a summary of the material provisions of the Stock Option Agreements, it may not contain all of the information that is important to you and it is qualified in its entirety by reference to the respective stock option agreement, a form of which is attached as Exhibit 10.2, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2013 and is incorporated by reference herein.

Item 5.02 Departure of Certain Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information included in Item 1.01 Entry into a Material Definitive Agreement is incorporated by reference herein.

Effective as of May 11, 2017, the Board increased its size from two members to three members and appointed Mr. Thomas Bold, the Company’s President & CEO and Interim CFO to serve as a member of the Board pursuant to the Company’s bylaws and to serve in such capacity until his successor has been duly appointed and elected, subject to his earlier resignation or removal. Since December 1, 2013, Mr. Bold has served as the Company’s President & CEO and in September 2016 he was appointed as the Company’s Interim CFO.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on May 16, 2017.

RenovaCare, Inc.

By:	/s/ Thomas Bold
Name:	Thomas Bold
Title:	President and Chief Executive Officer

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